EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

                     HOLLINGER INC. FILES COMPLAINT AGAINST
               HOLLINGER INTERNATIONAL IN DELAWARE CHANCERY COURT

New York, NY, July 1, 2004 - Hollinger International Inc. (NYSE: HLR) ("the Company") today announced that Hollinger Inc. and its wholly-owned subsidiary 504468 N.B. Inc. have filed a complaint against the Company seeking to enjoin the previously announced sale of the Telegraph Group Limited (England) unless the sale is approved by the holders of a majority of the voting power of the Company's common stock. The complaint alleges that such shareholder approval is required under Delaware law because the Telegraph Group Limited sale allegedly constitutes a sale of substantially all of the Company's assets.

As it has stated from the outset of the Strategic Process, the Company believes that the sale of the Telegraph Group Limited does not require a shareholder vote. Furthermore, based on its thorough Strategic Process, the Company believes that the sale of the Telegraph Group at this time presents the best opportunity to maximize value for all of the Company's shareholders.

According to public filings by Hollinger Inc., it owns 18.2% of the equity of the Company and 68% of the voting power of the Company's Common Stock.

Hollinger International Inc. is a global newspaper publisher with English-language newspapers in the United States, Great Britain, and Israel. Its assets include THE DAILY TELEGRAPH, THE SUNDAY TELEGRAPH and THE SPECTATOR magazine in Great Britain, THE CHICAGO SUN-TIMES and a large number of community newspapers in the Chicago area, THE JERUSALEM POST and THE INTERNATIONAL JERUSALEM POST in Israel, a portfolio of new media investments and a variety of other assets.


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CONTACTS:
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U.S./CANADA MEDIA
Molly Morse - Kekst and Company
212-521-4826
molly-morse@kekst.com

U.K. MEDIA
Jeremy Fielding - Kekst and Company
1-212-521-4825
jeremy-fielding@kekst.com